Exhibit 99.1

Point Therapeutics Announces Proposed Public Offering of Common Stock Under Shelf Registration Statement

    BOSTON--(BUSINESS WIRE)--Oct. 21, 2005--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it intends to offer 6,000,000 shares of its common stock in an underwritten public offering pursuant to its existing shelf registration statement. All shares will be offered by the company. Point also intends to grant the underwriters in the offering an option to purchase up to an additional 900,000 shares of its common stock to cover over-allotments, if any. Pacific Growth Equities, LLC is the sole bookrunner with CIBC World Markets Corp. acting as a co-lead manager in the offering.
    A shelf registration relating to these shares was originally filed with the Securities and Exchange Commission on December 17, 2004 and has since been declared effective by the SEC on January 12, 2005. The offering will be made pursuant to a prospectus supplement to the prospectus contained in the shelf registration statement, which prospectus supplement will be filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
    When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from Pacific Growth Equities, LLC, c/o Prospectus Department, One Bush Street, Suite 1700, San Francisco, CA 94104, (415) 274-6819.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the anticipated public offering. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on October 21, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications